Exhibit 99.1

News Release

Waddell & Reed Financial, Inc. Reports Second Quarter Results

Overland Park, KS, Jul. 26, 2011 — Waddell & Reed Financial, Inc. (NYSE: WDR) today reported second quarter net income of $50.0 million, or $0.58 per diluted share, compared to net income of $45.6 million, or $0.53 per diluted share, during the first quarter and net income of $34.2 million, or $0.40 per diluted share, during the second quarter of 2010.

Operating income reached an all-time high at $79.0 million, increasing 6% sequentially and 27% compared to the same period in 2010.  At 25.5%, the operating margin continued to show improvement and added 30 basis points to the previous quarter’s figure.

Sales were $5.8 billion, a 10% increase compared to the same period in 2010, but a sequential quarterly decline of 12%.  Flows remain robust with inflows of $1.7 billion during the current quarter, compared to $731 million and $1.9 billion during the second quarter of 2010 and first quarter of 2011, respectively.  An annualized organic growth rate of 7.6% during the quarter puts us near the top of our peer group, and significantly ahead of the industry’s estimated 1.8% rate of growth.

Business Discussion

Management commentary

“We continue to experience positive momentum in our business despite ongoing challenges in the financial markets,” said Hank Herrmann, Chairman and Chief Executive Officer of Waddell & Reed Financial, Inc.  “Our quarterly net income and income per diluted share reached record highs, underscoring the breadth and depth of products we bring to market and the strength of our sales process.  In the near-term, we are likely to see continued confusion in the financial markets; however, we believe we have the right products and the appropriate focus to persevere through the present uncertain environment.”

Advisors channel

Sales from our Advisors channel held relatively steady at $1.0 billion, declining 5% compared to the first quarter and increasing 6% compared to the same period last year.  Inflows were $25 million compared to $66 million during the previous quarter and $100 million during last year’s second quarter.  Advisors’ productivity gained another 3 percentage points while total headcount was modestly higher.

Wholesale channel

Sales from our Wholesale efforts were $4.2 billion, an increase of 19% compared to the same quarter in 2010, but 11% lower sequentially.  Inflows of $1.8 billion during the quarter represented organic growth of 16.2% and compared favorably to inflows of $388 million during the second quarter of 2010 and $1.6 billion during the first quarter of this year.

Ten different funds averaged sales of approximately $1 million per day.  This quarter also marked the first time since the second quarter of 2007 that less than half of sales were in Asset Strategy portfolios.

Institutional channel

Sales were $556 million during the quarter, a decline of 28% compared to both the first quarter of this year and second quarter of 2010.  Subadvisory sales continue to dominate results and represented 81% of total volume during the quarter.

In July, we received approximately $800 million in new subadvisory business that we had previously expected to receive during the second quarter.

Management Fee Revenue Analysis

Average assets under management were $90.7 billion, an increase of 5% sequential quarterly and 25% compared to the same quarter in 2010.  Revenues grew at a slightly lower rate than average assets due to the impact of fee waivers, primarily on money market funds.  The effective fee rate was relatively unchanged at 61.4 basis points.

Underwriting and Distribution Revenue and Expense Analysis

Advisors channel

The product mix in our Advisors channel continues to move away from front-loaded Class A shares toward fee-based accounts.  Accordingly, the increase in revenues compared to the previous quarter is due to a combination of higher asset allocation product fees and higher Rule 12b-1 fee revenue and was partly offset by lower front-loaded sales commissions.  Direct expenses rose with revenues.  Higher marketing costs were the primary cause for the rise in indirect expenses.

Compared to the same quarter in 2010, revenues increased with higher asset allocation product fees and higher Rule 12b-1 fee revenue.  Direct expenses rose in correlation with revenues.  Indirect expenses rose on a combination of higher compensation costs and higher marketing costs.

Wholesale channel

On a year-over-year and sequential quarterly basis, the increase in revenues is primarily due to higher asset-based Rule 12b-1 fees.  A decrease in sequential sales volume resulted in lower wholesaler commissions, while an increase in sales volume compared to the same period in 2010 added to wholesaler commission costs.  Indirect costs were largely unchanged compared to the first quarter, but rose compared to last year’s second quarter due to higher compensation costs.

Compensation and Related Expense Analysis

The increase in costs compared to the first quarter is due to higher equity compensation costs stemming from higher grant values and adjustments during the quarter to true up forfeitures.  This increase was partly offset by lower incentive compensation and payroll taxes.

Compared to the same period last year, costs increased because of higher equity compensation, base salary and incentive compensation costs.

General and Administrative Expense Analysis

Sequentially, costs rose due in almost equal parts to higher dealer servicing, IT and legal costs.  Compared to last year’s second quarter, the increase is attributable to higher advertising, office supplies and IT costs.  The increase compared to last year’s second quarter was partly offset by lower fund expense costs as fee waivers are now netted against management fee revenues as opposed to expensed through general and administrative costs.

Investment and Other Income

The current quarter includes the recognition of a gain on available-for-sale securities that accounts for the increase in investment and other income on a sequential quarterly basis.  Last year’s second quarter included a sizable loss in our mutual fund trading portfolios.

Tax Rate

Our effective tax rate during the current quarter was 36.4%, which reflected a decrease in the valuation allowance on capital loss carryforwards from gains realized on investment sales.  The effective tax rate during the second quarter of 2010 was 40.7%, which reflected an increase in the valuation allowance on capital loss carryforwards as a result of the decline in the market value of our investment portfolio.

The effective tax rate for future periods, excluding any changes related to the valuation allowance, is anticipated to range between 37% and 39%.

Balance Sheet Information

As of June 30, 2011, cash and cash equivalents and investment securities were $423 million (excluding $80 million held for the benefit of customers segregated in compliance with federal and other regulations).  Long-term debt was $190 million and there was no short-term debt outstanding.

Stockholders’ equity was $516 million and there were 86.1 million shares outstanding.  During the quarter, we repurchased 782 thousand shares on the open market or privately bringing our annual total to 958 thousand shares at an aggregate cost of $38 million.

Unaudited Schedule of Operating Data

(Amounts in thousands, except for per share data)

	2010				2011
	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Operating Revenues:
Investment management fees	$109,663	$113,052	$111,159	$123,664	$131,644	$138,985
Underwriting and distribution fees	113,136	114,545	114,071	126,305	132,763	137,354
Shareholder service fees	28,815	29,622	29,577	31,276	32,167	33,606
Total operating revenues	251,614	257,219	254,807	281,245	296,574	309,945
Operating Expenses:
Underwriting and distribution	133,866	133,506	132,857	143,375	152,004	157,219
Compensation and related costs	32,925	34,355	36,164	38,811	40,475	42,092
General and administrative	15,686	16,709	16,022	18,286	17,631	19,500
Subadvisory fees	7,072	6,888	6,481	7,382	8,080	8,313
Depreciation	3,445	3,486	3,526	3,573	3,604	3,842
Total operating expenses	192,994	194,944	195,050	211,427	221,794	230,966
Operating Income	58,620	62,275	59,757	69,818	74,780	78,979
Investment and other income/(loss)	891	(1,585)	3,933	5,498	1,003	2,452
Interest expense	(3,558)	(3,111)	(3,128)	(2,926)	(2,900)	(2,835)
Income before taxes	55,953	57,579	60,562	72,390	72,883	78,596
Provision for taxes	20,044	23,427	20,029	26,025	27,250	28,626
Net Income	$35,909	$34,152	$40,533	$46,365	$45,633	$49,970
Net income per share	0.42	0.40	0.47	0.54	0.53	0.58
Weighted average shares outstanding - diluted	85,675	86,025	85,448	85,482	85,836	86,275
Operating margin	23.3%	24.2%	23.5%	24.8%	25.2%	25.5%

Underwriting and Distribution

(Amounts in thousands)

	2010				2011
	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Advisors Channel
Revenues	$60,537	$61,443	$60,862	$69,265	$72,555	$74,018
Expenses
Direct	42,540	43,151	43,472	47,995	50,872	52,422
Indirect	22,845	21,746	21,142	21,998	22,791	23,724
Total expenses	$65,385	$64,897	$64,614	$69,993	$73,663	$76,146
Wholesale Channel
Revenues	$52,599	$53,102	$53,209	$57,040	$60,208	$63,336
Expenses
Direct	57,141	57,635	56,351	61,627	66,591	69,376
Indirect	11,340	10,974	11,892	11,755	11,750	11,697
Total expenses	$68,481	$68,609	$68,243	$73,382	$78,341	$81,073
Total
Revenues	$113,136	$114,545	$114,071	$126,305	$132,763	$137,354
Expenses
Direct	99,681	100,786	99,823	109,622	117,463	121,798
Indirect	34,185	32,720	33,034	33,753	34,541	35,421
Total expenses	$133,866	$133,506	$132,857	$143,375	$152,004	$157,219
Margin	-18.3%	-16.6%	-16.5%	-13.5%	-14.5%	-14.5%

Changes in Assets Under Management

(Amounts in millions)

	2010				2011
	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Advisors Channel
Beginning assets	$29,474	$30,501	$28,215	$30,783	$33,181	$34,922
Sales (net of commissions)	886	954	839	935	1,064	1,011
Redemptions	(762)	(902)	(919)	(943)	(990)	(1,059)
Net sales	124	52	(80)	(8)	74	(48)
Net exchanges	(35)	(55)	(138)	(77)	(62)	(55)
Reinvested dividends & capital gains	57	103	81	95	54	128
Net flows	146	100	(137)	10	66	25
Market action	881	(2,386)	2,705	2,388	1,675	(104)
Ending assets	$30,501	$28,215	$30,783	$33,181	$34,922	$34,843

Wholesale Channel
Beginning assets	$32,818	$35,604	$32,523	$36,480	$40,883	$44,742
Sales (net of commissions)	4,430	3,530	2,933	3,613	4,719	4,211
Redemptions	(2,106)	(3,303)	(2,566)	(2,585)	(3,162)	(2,566)
Net sales	2,324	227	367	1,028	1,557	1,645
Net exchanges	34	54	27	74	62	55
Reinvested dividends & capital gains	(6)	107	59	78	0	117
Net flows	2,352	388	453	1,180	1,619	1,817
Market action	434	(3,469)	3,504	3,223	2,240	(1)
Ending assets	$35,604	$32,523	$36,480	$40,883	$44,742	$46,558

Institutional Channel
Beginning assets	$7,491	$8,127	$7,541	$8,704	$9,609	$10,407
Sales (net of commissions)	819	768	905	1,097	776	556
Redemptions	(517)	(551)	(704)	(1,104)	(530)	(709)
Net sales	302	217	201	(7)	246	(153)
Net exchanges	0	0	115	2	0	0
Reinvested dividends & capital gains	23	26	26	40	16	28
Net flows	325	243	342	35	262	(125)
Market action	311	(829)	821	870	536	64
Ending assets	$8,127	$7,541	$8,704	$9,609	$10,407	$10,346

Consolidated Total
Beginning assets	$69,783	$74,232	$68,279	$75,967	$83,673	$90,071
Sales (net of commissions)	6,135	5,252	4,677	5,645	6,559	5,778
Redemptions	(3,385)	(4,756)	(4,189)	(4,632)	(4,682)	(4,334)
Net sales	2,750	496	488	1,013	1,877	1,444
Net exchanges	(1)	(1)	4	(1)	0	0
Reinvested dividends & capital gains	74	236	166	213	70	273
Net flows	2,823	731	658	1,225	1,947	1,717
Market action	1,626	(6,684)	7,030	6,481	4,451	(41)
Ending assets	$74,232	$68,279	$75,967	$83,673	$90,071	$91,747

Supplemental Information

	2010				2011
	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Redemption rates - long term assets
Advisors	8.2%	9.5%	10.0%	9.6%	9.6%	10.1%
Wholesale	24.6%	37.7%	29.2%	25.9%	29.7%	22.3%
Institutional	27.4%	28.0%	34.4%	47.6%	21.3%	27.1%
Total	18.2%	25.2%	22.1%	22.0%	21.0%	18.2%

Gross Revenue per advisor (000s)	27.1	28.5	29.1	34.2	39.2	40.2

Number of advisors	2,057	2,013	1,950	1,847	1,732	1,751

Number of shareholder accounts (000s)	3,962	3,973	4,015	3,923	3,988	4,087

Number of shareholders (000s)	930	901	912	787	803	819

Fund Rankings

	1 Year	3 Years	5 Years
Lipper
Equity funds
Top quartile	37%	35%	50%
Top half	59%	54%	77%

Equity assets
Top quartile	64%	19%	71%
Top half	83%	64%	83%

Fixed income funds
Top quartile	35%	50%	47%
Top half	65%	56%	67%

Fixed income assets
Top quartile	39%	45%	44%
Top half	63%	58%	70%

All funds
Top quartile	37%	39%	49%
Top half	60%	55%	75%

All assets
Top quartile	60%	23%	67%
Top half	80%	63%	81%

MorningStar
% of funds with 4 or 5 stars
Equity funds	59%	35%	62%
All funds	54%	36%	58%

% of assets with 4 or 5 stars
Equity funds	71%	15%	72%
All funds	68%	19%	70%

Earnings Conference Call

Stockholders, members of the investment community and the general public are invited to listen to a live Web cast of our earnings release conference call today, July 26th  at 10:00 a.m. Eastern.  During this call, Henry J. Herrmann, Chairman and CEO, will review our quarterly results.  Live access to the teleconference will be available on the “Investor Relations” section of our Web site at www.waddell.com.  A Web cast replay will be made available shortly after the conclusion of the call and accessible for seven days.

Web site Resources

We invite you to visit the “Investor Relations” section of our Web site at www.waddell.com under the caption “Data Tables” to review supplemental information schedules.

Contacts

Investor Contact:

Nicole McIntosh, AVP, Investor Relations, (913) 236-1880, nmcintosh@waddell.com

Mutual Fund Investor Contact:

Call (888) WADDELL, or visit www.waddell.com or www.ivyfunds.com.

Past performance is no guarantee of future results.  Please invest carefully.

About the Company

Waddell & Reed, Inc., founded in 1937, is one of the oldest mutual fund complexes in the United States, having introduced the Waddell & Reed Advisors Group of Mutual Funds in 1940. Today, we distribute our investment products through the Waddell & Reed Advisors channel (our network of financial advisors), our Wholesale channel (encompassing broker/dealer, retirement, registered investment advisors as well as the activities of our Legend subsidiary), and our Institutional channel (including defined benefit plans, pension plans and endowments and our subadvisory partnership with Mackenzie in Canada).

Through its subsidiaries, Waddell & Reed Financial, Inc. provides investment management and financial planning services to clients throughout the United States. Waddell & Reed Investment Management Company serves as investment advisor to the Waddell & Reed Advisors Group of Mutual Funds, Ivy Funds Variable Insurance Portfolios, Inc. and Waddell & Reed InvestEd Portfolios, Inc., while Ivy Investment Management Company serves as investment advisor to Ivy Funds. Waddell & Reed, Inc. serves as principal underwriter and distributor to the Waddell & Reed Advisors Group of Mutual Funds, Ivy Funds Variable Insurance Portfolios, Inc. and Waddell & Reed InvestEd Portfolios, Inc., while Ivy Funds Distributor, Inc. serves as principal underwriter and distributor to Ivy Funds.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the current views and assumptions of management with respect to future events regarding our business and industry in general.  These forward-looking statements include all statements, other than statements of historical fact, regarding our financial position, business strategy and other plans and objectives for future operations, including statements with respect to revenues and earnings, the amount and composition of assets under management, distribution sources, expense levels, redemption rates and the financial markets and other conditions.  These statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “project,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature.  Readers are cautioned that any forward-looking information provided by or on behalf of the Company is not a guarantee of future performance.  Actual results may differ materially from those contained in these forward-looking statements as a result of various factors, including but not limited to those discussed below.  If one or more events related to these or other risks, contingencies or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from those forecasted or expected.  Certain important factors that could cause actual results to differ materially from our expectations are disclosed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2010, which include, without limitation:

•                                          The introduction of legislative or regulatory proposals or judicial rulings that change the independent contractor classification of our financial advisors at the federal or state level for employment tax or other employee benefit purposes;

•                                          The adverse ruling or resolution of any litigation, regulatory investigations and proceedings, or securities arbitrations by a federal or state court or regulatory body;

•                                          Non-compliance with applicable laws or regulations and changes in current legal, regulatory, accounting, tax or compliance requirements or governmental policies;

•                                          A decline in the securities markets or in the relative investment performance of our Funds and other investment portfolios and products as compared to competing funds;

•                                          The loss of existing distribution channels or inability to access new distribution channels;

•                                          A reduction in assets under our management on short notice, through increased redemptions in our distribution channels or our Funds, particularly those Funds with a high concentration of assets, or investors terminating their relationship with us or shifting their funds to other types of accounts with different rate structures;

•                                          A decrease in, or the elimination of, any future quarterly dividend paid to stockholders; and

•                                          Our inability to hire and retain senior executive management and other key personnel.

The foregoing factors should not be construed as exhaustive and should be read together with other cautionary statements included in this and other reports and filings we make with the Securities and Exchange Commission, including the information in Item 1 “Business” and Item 1A “Risk Factors” of Part I and Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Part II to our Annual Report on Form 10-K for the year ended December 31, 2010 and as updated in our quarterly reports on Form 10-Q for the year ending December 31, 2011.  All forward-looking statements speak only as the date on which they are made and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.